225 Oser Avenue
CYFIT                                                  Hauppauge, New York 11788
--------------------------------------------------------------------------------
WELLNESS SOLUTIONS                                                (631) 951-0581
                                                              (631) 951-0891 FAX
                                                                   www.cyfit.com



November 16, 2001

Moore Stephens, P.C.
340 North Avenue
Cranford, NJ 07016

Gentlemen:

In connection with your review report of November 16, 2001 of the consolidated financial statements of Cyfit Wellness Solutions, Inc. and subsidiaries, ("the Company") a development stage company for the three-month period ended September 30, 2001. We confirm that we are responsible for the fair presentation in the consolidated financial statement of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, make it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm, to the best of our knowledge and behalf, the following representations made to you during your review:

     1. The financials statements referred to above are fairly presented in conformity with generally accepted accounting principles.
     2.   We have made available to you all
          a.   Financial records and related data
          b. Meetings of stockholders, directors, and committees of directors, or other similar bodies, as applicable, during the nine-month period ended September 30, 2001 and to date of this letter.
     3.   There have been no:
          a.   Irregularities involving management or employees who have
               significant roles in the internal control structure.
          b.   Irregularities involving other employees that could have a material effect on the financial statements.

                                                                 225 Oser Avenue
CYFIT                                                  Hauppauge, New York 11788
--------------------------------------------------------------------------------
WELLNESS SOLUTIONS                                                (631) 951-0581
                                                              (631) 951-0891 FAX
                                                                   www.cyfit.com

          c. Communications from regulatory agencies concerning noncompliance with or deficiencies in financial reporting practices that could have a material effect on the financial statements.
     4. We have no plans or intentions that may materially affect the carrying value or classifications of assets and liabilities.
     5. The following have been properly recorded or disclosed in the financial statements:
          a. Related party transactions and related accounts receivable or payable, including sales, purchases, loans, transfers, leasing arrangements, and guarantees.
          b. Capital stocks repurchase options or agreements or capital stock reserved for options, warrants, conversions, or other requirements.
     6.   There are no -
          a. Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the financial statements or a basis for recording a loss contingency.
          b. Other materials liabilities or gain or loss contingencies that are required to be accrued or disclosed by Statement of Financial Accounting Standards No.5.
          c. Arrangements with financial institutions involving compensation balances of other arrangements involving restrictions on cash balances and lines of credit or similar arrangements.
          d.   Agreement to repurchase assets previously sold.
     7. There are no unasserted claims or assessments that our lawyer has advised us are probable of assertion and must be disclosed in a accordance with Statement of Financial Accounting Standards No.5 except for a litigation reserve of approximately $100,000 related to certain pending litigation matters outstanding at September 30 ,2001.
     8. There are no material transactions that have not been properly recorded in the accounting records underlying the financial statements.
     9. The company has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets nor has any asset been pledged in the financial statements except as disclosed.
     10. There are no anticipated losses in the fulfillment of any sales commitments.
     11. We have complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.
     12. We have identified all accounting estimates, reserve allowances, etc. that could be material to the financial statements, including the key factors and significant assumptions underlying those estimates, and we believe the estimates are reasonable in the circumstances.

                                                                 225 Oser Avenue
CYFIT                                                  Hauppauge, New York 11788
--------------------------------------------------------------------------------
WELLNESS SOLUTIONS                                                (631) 951-0581
                                                              (631) 951-0891 FAX
                                                                   www.cyfit.com

     13. No events have occurred subsequent to the statements of financial position date that would require adjustment to, or disclosure in, the financial statements.
     14. We are in agreement with all adjusting journal entries you have recommended, and they will be posted to the company's accounts.
     15. We have no financial instruments with off-balance-sheet risk or concentrations of credit or market risk, that have not been properly disclosed in the financial statements.
     16. There are no accounting estimates that may be subject to material change on the "near term" that have not been properly disclosed in the financial statements. We understand that "near term" means the period within one year of the financial statements.
     17. We have no knowledge of concentrations existing at the date of the financial statement that make the company vulnerable to risk of a near term severe impact that have not properly disclosed in the financial statements. We understand that concentrations include individual or group concentrations of customers, suppliers, lenders, products, services, sources of labor or materials, licenses or other rights, or operating areas or markets.
     18. The financial statements disclosed all of the matters of which we are aware that are relevant to the Company's ability to continue as a going concern, including significant conditions and events, and management's plans as discussed in Footnote 6 to the financial statements.



          /s/ EDWARD R. GULMI                    /s/ EUGENE FERNANDEZ, JR.
          ------------------------------         ------------------------------
          Edward R. Gulmi                        Eugene Fernandez, Jr.
          Vice President and Secretary           President and Chairman of Board